Exhibit 99.1

LIFECORE NAMES NEW PRESIDENT AND CEO

Chaska, MN. February 10, 2004 —LIFECORE BIOMEDICAL, INC. (NASDAQ: LCBM) announced today that Dennis J. Allingham has been appointed President and Chief Executive Officer and to the Board of Directors. Mr. Allingham previously served as Executive Vice President, Chief Financial Officer and General Manager of the Hyaluronan and Oral Restorative Divisions of Lifecore Biomedical. The Board of Directors of Lifecore Biomedical accepted the resignation of Dr. James W. Bracke, President, CEO and Director, who left to pursue other opportunities.

Mr. Allingham said, “I am very excited about the opportunity to serve as the President and CEO of Lifecore. I am confident that Lifecore’s two business franchises can be the platform for substantial value creation to benefit shareholders, customers, and employees. I would like to thank Dr. Bracke for his many years of dedicated service to Lifecore.”

Mr. Allingham joined Lifecore in January 1996 as Vice President and Chief Financial Officer. He assumed responsibility for the Hyaluronan Division in October 1996 and the Oral Restorative Division in November 1997, when he was appointed Executive Vice President. Dennis has over 25 years of executive, general, and financial management experience in medical devices, health care distribution, and manufacturing. He is a graduate of the University of Michigan and a Certified Public Accountant.

Lifecore Biomedical develops, manufactures, and markets biomaterials and medical devices for use in various surgical markets through two divisions, Hyaluronan Division and Oral Restorative Division. The Hyaluronan Division conducts its business through OEM and contract manufacturing alliances in the gynecologic, ophthalmic, orthopedic, and veterinary surgical fields. The Oral Restorative Division conducts its dental surgery business through direct sales and marketing in the United States, Germany, Italy, and Sweden, and through 23 distributors in 35 countries.

Certain statements in this release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including the statement regarding the business platform for value creation. Such forward-looking statements involve numerous risks and uncertainties in the complex regulatory and competitive aspects of Lifecore’s business activity that could cause actual results to differ materially from those implied. Investors are strongly cautioned to review more detailed discussions of those risks presented in the Company’s filings with the Securities and Exchange Commission including Exhibit 99.1 to Lifecore’s annual report on Form 10-K for the fiscal year ending June 30, 2003.

Additional general corporate information is available on the internet at http://www.lifecore.com.
Contact 952-368-4300
        Dennis J. Allingham, CEO, CFO and President